April 6, 1995


Mr. G. D. Caliendo
1079 Newgate Drive
Allentown, PA 18103

Dear Mr. Caliendo:

In connection with and as part of the consideration for your retention by Orange and Rockland Utilities, Inc. and election as Vice President - General Counsel & Corporate Secretary, the Board wishes to enter into this letter agreement concerning your participation in the Officers' Supplemental Retirement Plan of Orange and Rockland Utilities, Inc. (the "Plan").

Upon your election as an officer, you will become a participant in the Plan and your participation will be governed in all respects by the terms of the Plan, except to the extent specifically provided otherwise as follows:

     1. Upon your participation in the Plan, you shall be treated as having satisfied the five years of Service as an Officer requirement for purposes of eligibility for a Vested Retirement Allowance, other Retirement Allowances and Death Allowance protection, but not for the purpose of the calculation of the amount of any such Allowance.

     2. For each of the first five years of Service you complete under the Plan, you will receive credit under the Plan for two years of Service. Accordingly, at the end of 1995, you will have credit for two years of Service under the Plan. If you complete a year of Service under the Plan in 1996, you will then have four years of Service under the Plan, and so on through 1999. Thereafter, you will be credited with one year of Service under the Plan for each year of Service you complete under the Plan in accordance with its terms.

     3. Because at that time you will be considered to have completed eleven years of Service under the Plan, once you have actually completed six years of Service under the Plan, in accordance with Section 2(B) of the Plan, your compensation covered by the Plan shall include a portion of your corporate performance based annual award declared under the Annual Incentive Plan provisions of the Company's Incentive Compensation Plan.

Mr. G. D. Caliendo
April 6, 1995

     4. In the event your Final Average Compensation must be determined at such time when you have not been an Officer covered by the Plan for 36 months, your Final Average Compensation shall be computed by taking the sum of your compensation (on a monthly basis) covered by the Plan for each month you are an Officer covered by the Plan and dividing the sum by that number of months.

In all other respects, the terms of the Plan shall be applicable with respect to your participation and benefit under the Plan.

Please indicate your acceptance of this letter agreement by signing the extra copy provided and returning it to us.




                                             /s/ H. Kent Vanderhoef
                                             H. Kent Vanderhoef
                                             Chairman of the Board



                                             /s/ James F. O'Grady, Jr.
                                             James F. O'Grady, Jr.
                                             Chairman, Compensation
                                             Committee of the Board


     I accept the foregoing letter agreement concerning my participation in the Officers' Supplemental Retirement Plan of Orange and Rockland Utilities, Inc. and evidence my acceptance by setting forth my signature this __6___ day of ____April______________, 1995.

WITNESS:


   /s/ D. L. Peoples                        /s/ G. D. Caliendo
                                            G. D. Caliendo